AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

THIS AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT (“Amendment”), is dated as of September 20, 2013, by and between Ruby Tuesday, Inc., a Georgia corporation (the “Company”), and James J. Buettgen (“Executive”).

WHEREAS, the Company and Executive have entered into an employment agreement dated November 16, 2012 (the “Employment Agreement”) pursuant to which the Company has agreed to employ Executive and Executive has agreed to be employed by the Company on the terms and conditions and for such consideration as set forth therein; and

WHEREAS, the Company wishes to continue to employ Executive at its Company’s Restaurant Support Center in Maryville, Tennessee, and Executive wishes to continue to perform services for the Company at such location.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth below, and for other good and valuable consideration, it is hereby covenanted and agreed by the Executive and the Company as follows:

1.          Section 7 of the Employment Agreement is hereby deleted and replaced in its entirety by the following:

7.           Relocation

(a)           Executive shall relocate to the area of the Company’s Restaurant Support Center no later than such time as reasonably requested by the Company’s Board of Directors and agreed to by the Executive in good faith.  Until such time, Executive shall have access to the RT Lodge Carriage House and shall be reimbursed for travel to and from the Company’s Restaurant Support Center in Maryville, Tennessee.

(b)           In connection with Executive’s relocation to Tennessee, Executive shall be provided with a van line move that includes pack, load and unload and Executive shall be reimbursed for reasonable expenses associated with house hunting trips.  The Company shall also reimburse Executive up to eight percent (8%) of the sales price of his current home to cover real estate commissions and closing expenses.

(c)           To the extent Executive purchases a home in Tennessee before the sale of his current home is completed, the Company shall reimburse Executive for the lesser of the cost of maintaining (i) Executive’s home in Tennessee or (ii) Executive’s current home, for up to six months after Executive purchases a home in Tennessee.  The expenses eligible for reimbursement include Executive’s mortgage and any reasonably incurred incremental expenses arising from such maintenance.

(d)           For the avoidance of doubt, the Company shall not provide any gross-up payments to Executive in connection with any reimbursement.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first written above.

RUBY TUESDAY, INC.
By: /s/ Stephen I. Sadove
Stephen I. Sadove
Chairman of the Executive Compensation Committee

/s/ James J. Buettgen
James J. Buettgen